Exhibit 99.1

Company Contact:                       Investor Relations Contact:                       Media Contact:
Ultralife Batteries, Inc.              Lippert/Heilshorn & Associates, Inc.              Lippert/Heilshorn & Associates, Inc.
Peter Comerford                        Jody Burfening                                    Chenoa Taitt
(315) 332-7100                         (212) 838-3777                                    (212) 201-6635
pcomerford@ulbi.com                    jks@lhai.com                                      ctaitt@lhai.com

           Ultralife Batteries, Inc. Receives $1.4 Million Order for
                              HiRate Military Cells

Newark, New York - August 19, 2003 - Ultralife Batteries, Inc. (NASDAQ: ULBI), today announced the receipt of an order valued at approximately $1.4 million for its HiRate(R)D-size lithium cells from one of its U.S. battery assembly customers, a prime contractor to the U.S. Army. Ultralife announced orders for the same product from this customer in July, February and last October. The cells are used in batteries for thermal imaging sights, which are mounted on weapons. The batteries will be supplied to the U.S. Army Communications and Electronics Command. Cell deliveries have begun and are expected to continue through the first quarter of 2004.

John Kavazanjian, Ultralife's president and chief executive officer, said, "This continued stream of orders, both from our battery assembly customers and the U.S. Army, supports our ongoing effort to capitalize on the increasing demand for our advanced batteries in the military market."

Ultralife's D-size lithium-manganese dioxide primary (non-rechargeable) cells provide significantly more energy than competitors' lithium-sulfur dioxide cells. These cells are used in a wide range of military and industrial applications where high energy, long shelf life, safety and high reliability are required.

About Ultralife Batteries, Inc.

Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.

Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001/2000 certified.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

Ultralife(R) and Ultralife HiRate(R) are registered trademarks Ultralife Batteries, Inc.

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